Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                         ESI TRACTEBEL ACQUISITION CORP.

        1. The name of this Corporation is "ESI Tractebel Acquisition Corp."

        2. The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3. The purposes of this Corporation are:

               (a) to act as agent of Northeast Energy, LP, a Delaware limited partnership, and/or Northeast Energy, LLC, a Delaware limited liability company, and their respective successors (the "Partnerships") for the purpose of issuing bonds, debentures, notes and other securities and evidence of indebtedness, or otherwise borrowing funds, to provide financing to the Partnerships or to refinance any indebtedness incurred for such purpose;

               (b) to purchase, refinance or otherwise acquire bonds, debentures, notes and other securities and evidence of indebtedness from, or otherwise lend funds to, the Partnerships;

               (c) to secure indebtedness or other obligations of the Corporation or the Partnerships by pledging or otherwise granting security interests in or liens on any or all properties and other assets of the Corporation;

               (d) to enter into, execute, deliver, file or record such agreements, instruments and other documents as shall be necessary or appropriate in furtherance of the foregoing, including, without limitation, trust indentures, loan agreements, security agreements, underwriting agreements, registration rights agreements, swap agreements, hedging agreements, forward bond purchase agreements and other financing or collateral arrangements, and to perform all undertakings and obligations incurred thereunder; and

               (e)     to engage in any lawful act or activity that is either
                       (i) in furtherance of the foregoing purposes of the Corporation or (ii) necessary for the continued existence of the Corporation or compliance with its obligations.


        4. The name and mailing address of the sole incorporator is: Jonathan B. Lurvey, c/o Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, 18th Floor, New York, New York 10103-0001.

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        5. The total number of shares of stock that this Corporation shall have authority to issue is 100 shares of Common Stock, par value $0.10 per share. Each share of Common Stock shall be entitled to one vote.

        6. Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote.

        7. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the By-laws of the Corporation. The election of directors need not be by written ballot unless the bylaws shall so require.

        8. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        9. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely effect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

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        10. The books and records of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the bylaws of this Corporation.

        11. The Corporation reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation (including provisions as may hereafter be added or inserted in this Certificate of Incorporation as authorized by the laws of the State of Delaware) in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Paragraph 11.

               IN WITNESS WHEREOF, this Certificate of Incorporation has been duly adopted by the sole incorporator of the Corporation, pursuant to the General Corporation Law of the State of Delaware this 12th day of January, 1998.


                                                    /s/ Jonathan B. Lurvey
                                                   ------------------------
                                                   Jonathan B. Lurvey
                                                   Sole Incorporator